UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2016

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MUFG Americas Holdings Corporation
(Exact name of registrant as specified in its charter)

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Delaware 001-15081 94-1234979
(State of Incorporation) (Commission File Number) (IRS Employer Identification No.)

1251 Avenue of the Americas
New York, NY 10020
(Address of principal executive offices) (Zip Code)

Tel. (212) 782-5911
Registrant’s telephone number, including area code

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 14, 2016, MUFG Union Bank, N.A., a national banking association (the “Bank”), a wholly-owned subsidiary of the Registrant, entered into a Purchase Agreement (the “Agreement”) with 400 California, LLC, a Delaware limited liability company (the “Purchaser”), which is owned by Takenaka Corporation of Osaka, Japan and Kennedy-Wilson Holdings, Inc., Beverly Hills, California, to sell to the Purchaser the Bank’s properties located at 400 and 430 California Street, San Francisco, California (the “Properties”). The closing of the sale transaction contemplated by the Agreement occurred simultaneously with the execution of the Agreement. 400 California Street has served as the Bank’s historic main banking branch, and 430 California Street has been the Bank’s principal administrative office in California. The main banking branch is expected to relocate to the Bank’s property at 350 California Street, San Francisco and the administrative functions conducted at 430 California Street are expected to be relocated to other locations over the next several years.
The aggregate sales price of the properties was approximately $135 million. The Agreement contains certain representations, warranties and limited indemnification provisions customary for this type of transaction.
Contemporaneously with the Agreement, the Bank and the Purchaser entered into a lease for the office building (430 California Street) and a retail lease for the historic branch building (400 California Street), with two- and four-year terms, respectively.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Purchase Agreement dated December 14, 2016, between MUFG Union Bank, N.A. and 400 California, LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MUFG AMERICAS HOLDINGS CORPORATION
Dated: December 16, 2016	By:	/s/ MICHAEL F. COYNE
MICHAEL F. COYNE General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase Agreement dated December 14, 2016, between MUFG Union Bank, N.A. and 400 California, LLC. (1)

(1)	The Company undertakes to furnish supplementally a copy of any omitted schedule to the Purchase Agreement to the Securities and Exchange Commission upon request.